Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Form S-1 Nos. 333-272872, 333-273174, and 333-283872, Form S-3 333-279593, and Form S-8 Nos. 333-234230, 333-252228, 333-263239, 333-269258, and 333-285214 of our report dated April 29, 2025, of INVO Fertility, Inc. relating to the audit of the consolidated financial statements as of December 31, 2024 and 2023, and for the periods then ended, including an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX
April 29, 2025